Exhibit 4.15

Supplemental Agreement to the Convertible Debt Investment Agreement

By and among

Jiangyin Huazhong Investment Management Co., Ltd.

China Central International Asset Management Co., Ltd.

Yunlong Sha

Puxin Education Technology Group Co., Ltd.

Puxin Limited

February 8, 2018

Beijing China

Supplemental Agreement to the Convertible Debt Investment Agreement

[2017] Ye Wu Zi No. 08 – Supplemental

This Supplemental Agreement to the Convertible Debt Investment Agreement (the “Supplemental Agreement”) was signed by the following parties on February 8, 2018 in Dongcheng District, Beijing.

Party A: Jiangyin Huazhong Investment Management Co., Ltd.

Legal representative: Liu Zhen

Registered address: Room 205, Tower F, No. 9 East Outer Ring Road, Jiangyin City

Party B: Yunlong Sha

Identity Card No.: [                ]

Domicile: Countrywide Talent Flowing Center Talent Market, Ministry of Personnel, No. 13 Sanlihe Road, Haidian District, Beijing

Party C: Puxin Education Technology Group Co., Ltd.

Legal representative: Yunlong Sha

Registered address: Unit 05-535, 8/F, No. 18, Zhongguancun Avenue, Haidian District, Beijing

Party D: China Central International Asset Management Co., Ltd. (referred to as “China Central International”)

Party E: Puxin Limited (referred to as “Cayman Company”)

Whereas:

1. In June 2017, Party A, Party B and Party C signed the “Convertible Debt Investment Agreement” numbered [2017] Ye Wu Zi No. 08 (the “Original Agreement”). Pursuant to the Original Agreement, the maximum amount of Party A’s investment of convertible debt is RMB300 million, which can be withdrawn and paid by instalments. As of the date of signing the Supplemental Agreement, Party A provided to Party C RMB190 million of convertible debt in total, of which the first subscription of principal of convertible debt was RMB50 million and the subscription date (i.e. the date on which such amount is actually provided by Party A) was July 5, 2017; the second subscription of principal of convertible debt was RMB90 million and the subscription date was 29 November 2017; the third subscription of principal of convertible debt was RMB50 million and the subscription date was February 5, 2018 (hereinafter referred to collectively as the “principal of convertible debt of the first three subscriptions”). Each abovementioned subscription of convertible debt and each subscription subsequently provided by Party A to Party C in accordance with the Original Agreement ten (10) working days prior to the listing of Cayman Company shall be respectively referred to as the “principal of convertible debt” of each subscription.

2. The Cayman Company intends to conduct an initial public offering and listing on the New York Stock Exchange (NYSE) or the NASDAQ. Party A intends to designate its related party, China Central International, to exercise Party A’s equity conversion under the Original Agreement. For the purpose of exercising such right, the Cayman Company intends to issue certain warrants for which a specific amount of equity is subscribed from the Cayman Company under specific conditions (each warrant issued for the principal of convertible debt of each subscription is referred to as each “Warrant” respectively) by China Central International for each abovementioned subscription of principal of convertible debt.

3. As Party A intends to appoint China Central International to exercise equity conversion, the parties intend to make corresponding supplement and revision to the Original Agreement with respect to the equity conversion. Upon negotiation and reaching agreement, the Supplemental Agreement is signed as follows:

I.	The parties confirm that “the subject of all the rights and interests of Party C” in the definition of “Company” in Article 1(3) of the Original Agreement refers to the Cayman Company. Unless otherwise specified in this Supplemental Agreement, the terms, definitions and explanations under this Supplemental Agreement are consistent with the terms, definitions and explanations under the Original Agreement.

II.	Party A confirms that Party A shall authorize China Central International to subscribe for the corresponding shares from the Cayman Company pursuant to the Original Agreement, this Supplemental Agreement and each Warrant. The Cayman Company is obliged to, as soon as possible, but not later than (i) within two (2) months after signing this Supplemental Agreement in respect of the first three subscriptions of principal of convertible debt; or (ii) within ten (10) working days after the subscription date in respect of the principal of convertible debt after the signing of this Supplemental Agreement, issue the Warrant to China Central International pursuant to which certain shares are subscribed from the Cayman Company under specific conditions by China Central International or its transferee as agreed in Article 3 below; as a consideration, Party A and any of its related party irrevocably waive and cease to exercise equity conversion of the principal of convertible debt or the amount of any convertible debt under the Original Agreement to Party C’s equity from the date of signing of this Supplemental Agreement.

With the prior consent of the Cayman Company, China Central International may transfer such Warrants to a third party (the “Transferee”). Where China Central International has transferred any Warrant in its entirety, the Cayman Company shall reissue the Warrant to the Transferee; where China Central International has partially transferred any Warrant, such Warrant shall be divided and the Cayman Company shall each issue a new Warrant to China Central International and the Transferee respectively.

III.	Each Warrant should be subject to and set out the following conditions:

(1) The value of each Warrant shall be the principal of convertible debt for each corresponding subscription (the “Value of the Warrant”); the value of a Warrant that is partially transferred is the corresponding part of the principal of the convertible debt.

(2) The equity conversion price of the Warrant is the conversion price (the “Equity Conversion Price”) as agreed in Article 5.2 of the Original Agreement.

(3) The conversion method is that: China Central International or its transferee shall issue a written conversion notice to the Cayman Company within three (3) calendar months after the listing of the Cayman Company; (i) where China Central International issues such written conversion notice, it shall have the right to request Party C to repay the principal and interest in advance within six (6) months after the Cayman Company has received such written conversion notice in accordance with the interest agreed in the Original Agreement, and China Central International may choose to pay the Equity Conversion Price to the Cayman Company within five (5) working days after the Cayman Company has received the written conversion notice or within five (5) working days after Party C has repaid the principal and interest in advance; (ii) where the Transferee issues such written conversion notice, the Transferee shall pay in full the Equity Conversion Price to the Cayman Company within five (5) working days after the Cayman Company has received such written conversion notice and, in this case, the principal of the convertible debt (equivalent to the Equity Conversion Price) owed to Party A by Party C in accordance with the Original Agreement shall be due and payable after 22 months from the date of the first subscription in accordance with the Original Agreement, but Party C shall have the right to choose to repay in advance at any time without additional penalty. The Cayman Company shall complete the update of the register of shareholders within five (5) working days after the date of receipt of written conversion notice of China Central International or the Transferee and the consideration for the equity conversion (which should be confirmed as the “Equity Conversion Day”), and deliver the share certificate to China Central International or the Transferee within ten (10) working days, provided that the exercising party (i.e. China Central International or its Transferee) timely provides all necessary materials.

(4) The Cayman Company has made satisfactory representations and guarantees to China Central International or the Transferee of the Warrant, including but not limited to the following: the issue of Warrant has obtained the approval of the shareholders’ meeting and/or the Board of Directors of the Cayman Company; the Company has reserved sufficient issued shares corresponding to the Warrant; there are no encumbrances or claims from third party rights on the issued shares corresponding to the Warrants.

(5) For the avoidance of doubt, China Central International and the Transferee (if any) may agree on a one-off equity conversion of all the principal of convertible debt corresponding to the Warrants in accordance with the above terms after the listing of the Cayman Company. For the unexercised portion, holders of such Warrant do not have the right to continue the equity conversion.

(6) The number of shares of the Cayman Company that China Central International or the Transferee acquires under the exercise of the Warrant shall be the number of shares being calculated as the value of the Warrant divided by the Equity Conversion Price.

IV.	The parties agree that after the Warrants corresponding to the principals of convertible debt of the first three subscriptions are properly signed and approved by the shareholders’ meeting and/or the Board of Directors of the Cayman Company, and China Central International has obtained the Warrants, Articles 4.1, 4.4 and 5.1 of the Original Agreement are terminated and no longer implemented. For the avoidance of doubt, the relevant provisions of Article 9 of the Original Agreement, Commitments on Operating Results, are terminated and no longer enforceable since the listing of the Cayman Company.

V.	Regardless of any contrary provisions in the Original Agreement, Party B and Party C guarantee that for each exercised Warrant and each corresponding domestic bond,

(1) After the debts held by Party A under the Original Agreement and all the shares acquired by China Central International and the Transferee through the equity conversion are all realized, the sum of all proceeds (the “Actual Total Proceeds”, calculation formula as follows) obtained by Party A, China Central International and the Transferee of the Warrants shall not be lower than the minimum promised proceeds (the “Minimum Proceeds”) calculated according to the following formula:

Actual Total Proceeds = (P × 12% × N1) + C

P = Value of the Warrant;

N1 = The actual number of days calculated from the date of subscription (including the day) of the principal of convertible debt corresponding to the value of such Warrant under the Original Agreement up to the date (excluding the day) on which Party C shall repay the principal and interest to Party A based on the Original Agreement and this Supplemental Agreement /365;

C=The sum of the income earned from realization of all the shares of the Cayman Company after China Central International and the Transferee has exercised equity conversion, after deducting the Equity Conversion Price of China Central International and the Transferee.

Minimum Proceeds =P×18%×N2

P= Value of the Warrant;

N2= (The actual number of days calculated from the date of subscription (including the day) of the principal of convertible bond corresponding to the value of such Warrant under the Original Agreement up to the date (excluding the day) of realization of all shares obtained after the equity conversion of the Warrant with the corresponding amount -N0) /365; of which N0= The actual number of days calculated from the day of repayment of the principal of convertible bond by Party C domestically up to the day of payment of the Equity Conversion Price by China Central International or its Transferee, where the day of payment of the Equity Conversion Price is earlier than the day of repayment of the principal of convertible bond, then N0=0.

If the Actual Total Proceeds are lower than the Minimum Proceeds, Party B and Party C shall be obliged to make up for the difference, and the difference shall be paid in cash to China Central International or the Transferee by the Cayman Company, Party B or the designated institution of the Cayman Company. For the avoidance of doubts, the Minimum Proceeds undertaken by Party B and Party C to Party A, China Central International and the Transferee (if any) shall in no circumstances be higher than the results calculated according to the above formulae, and Party C and the Cayman Company shall only be obligated to pay Party A and/or China Central International an annual simple interest of 12% (no obligation to pay the interest to the Transferee of China Central International) according to the Original Agreement. The Minimum Proceeds of the holders of the Warrants after the equity conversion shall not be less than: (P×18%×N2)-(P×12%×N1).

(2) Regardless of this Supplemental Agreement or any contrary agreement in this Supplemental Agreement, if the Cayman Company is listed and the yield calculated from the closing prices of the shares on the 20 consecutive trading days after China Central International or its Transferee of the Warrants exercise equity conversion is not less than 30%, i.e. A1≥A2, which is calculated from the closing price of the shares on a certain trading day (hereinafter referred to as the “Accounting Day”) and A1 calculated on 20 consecutive Accounting Days is not less than A2, then Party B and Party C shall no longer be obliged to make up for the differences as mentioned in this Article.

A1=(P×12%×N1)+C1

A2=P×30%×N3

P= Value of the Warrant;

N1= The actual number of days calculated from the date of subscription (inclusive) of the principal of convertible debt corresponding to the value of such Warrant under the Original Agreement up to the date (exclusive) on which Party C repays the principal and interest to Party A based on the Original Agreement and this Supplemental Agreement/365;

C1= Market value held by China Central International and the Transferee calculated from the closing price on the Accounting Day, after deducting the Equity Conversion Price of China Central International and the Transferee

N3= (The actual number of days calculated from the date of subscription (including this day) of the principal of convertible debt corresponding to the value of the Warrant for the exercised portion under the Original Agreement up to the Accounting Day (excluding this day) -N0)/365

VI.	The term of the convertible debt under Article 3 of the Original Agreement is revised to read as: “The term of the convertible debt is 22 months from the date of the initial subscription. If Party A fails to exercise equity conversion under the Warrants within 22 months, the convertible debt shall be expired; Party A may decide to extend the investment period before the expiration of the term, and the investment period after extension shall not be more than 36 months. If the Original Agreement and this Supplemental Agreement terminate prematurely, the convertible debt shall be expired prematurely.

If the listing of Cayman Company is unsuccessful or China Central International fails to exercise equity conversion in accordance with the above terms after the listing, Party C shall pay the reselling price to Party A in accordance with the provisions of Article 12 of the Original Agreement on the date of expiry of the debts.

If, after the listing of the Cayman Company, the Transferee of the Warrants fails to exercise the Warrants in accordance with the above terms, Party C and related parties do not need to perform the Minimum Proceeds guarantee obligation to the Transferee of the Warrant or pay the reselling price to the Transferee of the Warrant.

VII.	Unless otherwise stipulated in the aforesaid arrangements relating to the warrant subscription by China Central International and the term of the convertible debt, in respect of the convertible debt and its interest under the Original Agreement, Party C reserves the right to, or appoint related parties (including but not limited to the Cayman Company or its subsidiaries) to, repay the principal of the convertible debt to Party A and pay the relevant interest.

VIII.	Party B and Party C undertake that the Cayman Company is the only overseas listed entity of Party C, but it should not be excluded that the Cayman Company, upon its listing, will simultaneously conduct listing on other stock exchanges or that other related parties of Party C will be listed on any stock exchange.

IX.	Each party to this Supplemental Agreement confirms to the other parties that as of the date of this Supplemental Agreement, the other parties do not have any breach of contract under the Original Agreement or such breach has been rectified or exempted.

X.	This Supplemental Agreement shall enter into force on the date of due execution by the parties.

XI.	This Supplemental Agreement is made in ten counterparts with equal legal force, with each party holding two counterparts.

XII.	Where this Supplemental Agreement is inconsistent with the Original Agreement, this Supplemental Agreement shall prevail. Where this Supplemental Agreement keeps silent, the Original Agreement and the Warrant shall be followed.

(The remainder is intentionally left blank. This page is the signature page to the Supplemental Agreement to the Convertible Debt Investment Agreement by and among Jiangyin Huazhong Investment Management Co., Ltd., China Central International Asset Management Co., Ltd., Yunlong Sha, Puxin Education Technology Group Co., Ltd. and Puxin Limited)

Party A: Jiangyin Huazhong Investment Management Co., Ltd. (seal)

Authorized representative: Zhen Liu

Signature: /s/ Seal of Zhen Liu

/s/ Seal of Jiangyin Huazhong Investment Management Co., Ltd.

Party B: Yunlong Sha (signature)

Signature: /s/ Yunlong Sha

/s/ Fingerprint of Yunlong Sha

Party C: Puxin Education Technology Group Co., Ltd. (seal)

Legal representative: Yunlong Sha

Signature: /s/ Yunlong Sha

/s/ Seal of Puxin Education Technology Group Co., Ltd.

Party D: China Central International Asset Management Co., Ltd.

Authorized signatory: /s/ Zhen Liu

Party E: Puxin Limited

Authorized signatory: /s/ Yunlong Sha